Exhibit 10.10

Employment Contract

Party A（employer）：	Party B（employee）：

Name：Guangzhou Dongfang Hospital	Name：Xu Jianping

Legal representative（person in charge）：Xu Jianping	ID card No.:

Tel.：020-61160111	Tel.：

This Contract is entered into by and between Party A and Party B in accordance with Labor Contract Law of the People's Republic of China (hereinafter referred to as Labor Contract Law) and relevant regulations of the State, provinces and municipalities on the principles of lawfulness, fairness, equality, voluntariness, mutual agreement and good faith.

1. Contract Term

(1) Contract Term
Party A and Party B agree to sign a fixe-term contract:
The contract starts on Feb. 1, 2008 and ends on Feb. 1, 2013.

(2) Probation term
Both parties agree the probation term is from Feb.1, 2008 to Mar.1, 2008.

2. Job post and labor income(the amount herein is in Renminbi)

1. Job post：Party A agrees to engage Party B as President of Party A ..

2. Labor income：monthly salary：5000 yuan.

3. Working hours and rest & holidays

1. Party A agrees Party B works in flexible time and flexible work method, but shall not work less than 24 hours per week.

2. Party A grants Party B to enjoy paid leaves such as holiday, annual leave, marriage leave, funeral leave, maternity leave, nursing leave according to the systems relating to work, rest and leave supplemented in Guangzhou Dongfang Hospital Employee Manual in accordance with laws, and pays basic wage in accordance with normal working hours wage specified herein and calculation methods stipulated in relevant policies and regulations.

4. Social Insurance

(1) Party A and Party B participate in work-related injury insurance and pay relevant insurance premium in accordance with related regulation of the State, province and municipality. Party B enjoys corresponding insurance treatment according to law.

(2) In case Party B gets sick or injures not due to work, Party A shall give Party B the treatment period and medical treatment in accordance with the national and local regulations, and pay sick leave basic wage(according to 860 yuan of the minimum wage standard in Guangzhou) during the stipulated medial treatment period or illness relief fee of 10 yuan per day, with a total period of no more than 3 months.

(3) In case Party B dies due to occupational disease or work, Party A shall handle in accordance with laws and regulations concerning work-related injury insurance of the State, province and municipality.

5. Labor protection, labor condition and occupational hazard

(1) Party A shall provide the labor and operation place complying with national labor health standards to Party B in accordance with relevant labor protection regulations of the State, province and municipality, protecting practically Party B’s safety and health in production and work. If there may be occupational hazard to Party B during work, Party A shall tell Party B the truth, and safeguard Party B’s health and relevant interests practically in accordance with provisions in Law of the Peoples Republic of China on Prevention and Control of Occupational Diseases.

(2) Party A shall offer Party B necessary labor protection articles in accordance with relevant regulations of the State, and arrange a free physical examination in this hospital each (year/quarter/month) in accordance with regulations concerning labor protection.

(3) Party A shall do well the labor protection work with regard to female employees and juvenile employees in accordance with relevant State and local regulations.

(4) In case Party A gives directions against regulations or order to work at risk which may threaten the lives and safety of Party B, Party B shall have the right to refuse and may terminate this labor contract timely. Party B shall have the right to require to correct and bring charge to relevant authority in respect of acts of Party A and its management  of ignoring Party B’s safety and health.

6. Change, termination and cancellation

(1) If meeting the conditions in Labor Contract Law or upon mutual agreement of both parties, the relevant contents in the labor contract may be changed or a fixed-term contract or non-fixed term contract as well as labor contracts that terminate upon the completion of a certain task may be terminated.

(2) Except that Party A may adjust Party B’s work content according to law due to incompetence, both parties shall sign an Agreement on Changing Labor Contract to change the labor contract.

(3) This labor contract may be terminated in case the termination conditions specified in Labor Contract Law occur.

7. Dispatch of economic compensation and medical subsidy

In case of termination of this Contract, economic compensation, medical subsidy shall be provided in accordance with Labor Contract Law and relevant principles of the State, province and municipality and Guangzhou Dongfang Hospital Employee Manual strictly.

8. Notice and service

All notices, documents, data etc. sent or provide each other by both parties during performance of this Contract shall be served at the address delivered personally or stated herein. In case either party change the address or telephone, it shall notify the other party in writing timely.

9. Settlement of disputes arising from performance of this Contract

If Party B thinks Party A has infringed his lawful interest, he may claim to Party A or report to Party A’s labor union first for settlement. In case no settlement can be reached, he may complain to the nearest labor administration authority. Disputes occurred arising from performance of this Contract shall be settled through discussion first; in case no settlement can be reached, they may apply to Party A’s labor dispute intermediation committee for intermediation within 30 days after the dispute occurs or apply to labor dispute arbitration committee for arbitration within 60 days.

10. In case of discrepancy between clauses herein and those in laws, regulations and rules newly promulgated by the State, province or municipality, the new laws, regulations and rules shall prevail.

11．The effective date of this contract is Feb.1, 2008.

Party A（seal）：	Party B（signature）：

Legal representative

Entrusted agent：

/s/ Wu Pifa	/s/ Xu Jianping